EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE

This Exploration Agreement with Option for Joint Venture (“Agreement”) dated as of September 12, 2005 (“Effective Date”), is between Luna Gold Corporation, a Canadian corporation registered under the Canada Business Corporations Act and having its principal place of business at Suite 920--475 West Georgia Street, Vancouver, B.C., Canada V6B 4M9 (“Luna”) and Centerra (U.S.) Inc., a Nevada corporation having its principal place of business at 5450 Riggins Court, Suite 6, Reno, Nevada 89502 (“Centerra”).

1.    Representations by the Parties

Each of Luna and Centerra represents to the other party that (i) it is a corporation duly incorporated and in good standing in its state of incorporation; (ii) all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; (iii) it is not and will not be, after the giving of notice and passage of time,  in breach or violation of any other agreement or obligation by entering into or performing this Agreement or any transaction contemplated by it; (iv) this Agreement has been duly executed and delivered by it; (v) this Agreement is valid and binding upon it in accordance with its terms; and (vi) this Agreement replaces a previous Letter of Intent entered into by the parties dated September 12, 2005.

2.    Representations by Luna

(a)  Luna represents to Centerra that to the best of Luna’s knowledge:

(i) it is the Lessee under that certain Mining Lease with Option to Purchase between Arthur R. Leger, a married man (“Owner”), and Luna Gold Corp. (“Lessee”) dated effective March 1, 2004 (“Lease”); the Lease and the properties covered thereby are more particularly described in Schedule A attached hereto; the Lease and any rights or properties held or acquired pursuant to the Lease and any rights or interests held or acquired within the Area of Interest as defined in Section 9 of this Agreement, with the exception of the Centerra RRC Property as defined in Section 9(b), and which become part of the properties are hereafter collectively called the “Property” (a current Property list including mining claims described in the Lease and additional claims staked subsequent to the Lease by Centerra on behalf of Owner is attached hereto as Schedule B);

(ii) subject to the consent required under the Lease, which consent is attached hereto as Schedule C, it has the authority to assign its interest in the Lease on the terms of this Agreement;

(iii) as of the Effective Date, no liens or encumbrances exist on the Lease created by, through or under Luna, except taxes not yet delinquent;

(iv) no obligations for payment of royalties, fees or monies exist with respect to the Property, except as stated or disclosed in the Lease; and

(v) the mining claims constituting parts of the Property are in good standing on the Effective Date.

(b)  Luna represents that it has received no notice of default under the Lease.  Luna further represents that it has caused to be timely paid the claim maintenance fees to the United States of America for the assessment years beginning on September 1, 2004, and September 1, 2005, which is a requirement for holding those unpatented mining claims constituting parts of the Property on the Effective Date, and has timely recorded in the records of Lander County an Affidavit and Notice of Intent to Hold Mining Claims for the assessment year ending on September 1, 2004, as specified by laws of the State of Nevada for holding those unpatented mining claims constituting parts of the Property on the Effective Date.

3.    Past Activities; Acknowledgement of Risk as to Environmental Matters

(a)  Centerra acknowledges that Luna has afforded Centerra adequate opportunity to inspect the Property and make investigations of environmental, title and technical matters satisfactory to Centerra and that Centerra has done so.

(b)  Centerra acknowledges that it is aware that exploration was previously conducted on the Property by its predecessor Cameco (U.S.) Inc., that other exploration and small-scale development and mining operations may have from time to time been conducted on the Property by unknown persons, and acknowledges the environmental and other risks associated with the exploration, purchase and ownership of such interest in the Property.

(c)  Luna represents that to Luna’s knowledge no investigation or proceeding by any governmental agency is pending related to the presence or discharge of toxic or hazardous substances or wastes on or from the Property.

(d)  Until such time as Centerra becomes vested in an interest in the Property and Luna and Centerra enter into a Joint Venture as contemplated by this Agreement, (i) Luna shall remain responsible for and shall defend and hold Centerra harmless from all environmental claims, liabilities, and risks associated with activities conducted by Luna prior to the Effective Date, and (ii) Centerra shall assume responsibility for and shall defend and hold Luna harmless from all environmental claims, liabilities and risks associated with activities conducted by Centerra following the Effective Date, and conducted by Cameco (U.S.) Inc. prior to the Effective Date.

4.    Centerra’s Right to Possession and Use; Conditions of Use

(a)  During the term of this Agreement, Centerra shall have the sole and exclusive possession, occupancy and the quiet enjoyment of the Property and the exclusive rights to carry out such geological, geochemical, and geophysical tests and investigations as are useful or necessary to determine whether Centerra desires to develop a commercial mining operation on the Property under the terms and conditions of this Agreement and the Lease, including but not limited to the rights to:

(i)  Enter, occupy, use, explore and evaluate the Property and to extract, remove, store and dispose of in connection with such exploration and evaluation such quantity of ores, minerals, water and waste as is reasonably useful or necessary by means of underground or surface mining and sampling techniques and workings and by drill and bulk sampling;

(ii)  Use any part of the Property for stockpiles and waste dumps of rock or ore in connection with exploration, evaluation, and development of the Property; and

(iii)

  Erect, construct, use and maintain on the Property such roads, impoundments, pipelines, wells, power lines, facilities, buildings, structures, machinery and equipment as may be required for the conduct of its operations on the Property.

(b)  During the term of this Agreement Centerra:

(i)  Will conduct all of  its operations on the Property in a sound and miner-like manner and in material compliance with applicable laws, rules and regulations, and will comply fully with the provisions of the Workmen’s Compensation Laws of the State of Nevada; agrees to be bound by the terms of the Lease with respect to activities on such portion of the Property as is subject to the Lease; and shall carry out all activities on and with respect to each portion of the Property in accordance with the terms of the Lease.

(ii)  Covenants to provide from the date of this Agreement and maintain in force until termination hereof at least the following minimum insurance coverages:

(A)

Statutory Workmen’s Compensation Insurance.

(B)

Employer’s Liability Insurance with a limit of liability of not less than $1,000,000 per occurrence and $1,000,000 per policy period.

(C)

Comprehensive General Liability Insurance with a limit of liability of not less than $1,000,000, combined single limit, per occurrence and annual aggregate, for bodily injury and property damage.  Such insurance shall also include Completed Operations and Broad Form Blanket Contractual Liability coverage insuring against liability for all claims, loss, or damage arising from any cause whatsoever arising out of or related to any activities of Centerra and/or its contractors carried out on the Property pursuant to the Agreement.

(D)

Comprehensive Automobile Liability Insurance covering all vehicles, hired, owned or non-owned, with a limit of liability of not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage.

(iii)  Agrees to defend, indemnify and hold harmless Luna, its Affiliates and their directors, officers, employees, contractors and representatives, from and against any cost, liability, loss damage, claim, expense or contribution (including reasonable attorney’s fees), including death, personal injury or damage to property, the environment and natural resources, arising out of or related to Centerra’s activities, and those of its directors, officers, employees, representatives, contractors and those of their Affiliates, on or in connection with the Property including those that relate to any applicable provision of federal or state law intended to protect the environment, health or human safety and including any breach of this Agreement.

(iv)  Shall not create, suffer or permit liens on the Property arising out of activities of Centerra, its officers, employees, representatives, contractors and those of their Affiliates.  If Centerra fails to do so, Luna shall have the right, but not the obligation, to make any payments required to satisfy or release such liens and to collect all amounts paid from Centerra with interest.  At Luna’s request, Centerra shall post signs on the Property and file and record documents to the effect that neither Luna, nor Luna’s rights and interests in the Property shall be liable to any labor performed, any improvement made or any material supplied in connection with the Property.  Centerra shall not be in breach of the covenant contained in the first sentence of this Section 4(b)(v) in the event that Centerra contests the validity of any such lien in good faith unless it is finally determined that such lien is valid.

(v)  Shall permit Luna and its authorized agents at Luna’s sole risk and expense to inspect the Property for the purpose of confirming that Centerra is conducting its operations in the manner required by this Agreement.  All such inspections shall be made upon reasonable prior notice to Centerra, in a reasonable manner conforming to Centerra’s safety rules and regulations, and so as not to interfere with Centerra’s operations.  Luna agrees to defend, indemnify, and hold Centerra, its Affiliates and their directors, officers, employees and representatives, harmless from all cost, liability, loss, damage, claim, expense or contribution (including reasonable attorney’s fees), including death, personal injury or damage to property, the environment and natural resources, arising out of or related to the acts or omissions of Luna, its directors, officers, employees, contractors, agents and representatives on the Property pursuant to this Section 4(b)(vi) unless such cost, liability, loss, damage, claim, expense or contribution arises from the gross negligence or willful misconduct of Centerra’s employees, contractors, agents and representatives.

5.    Maintenance and Modification of Form of Property

(a)   For so long as this Agreement remains in effect and until Centerra has completed its Initial Contribution as defined in Section 6 and vested its interest in the Property, Centerra shall in Luna’s name make all payments and perform all acts or other obligations reasonably necessary to maintain in good standing and to preserve and protect title to the Property, including but not limited to (i) the payment of: (A) all property, sales, use, gross receipts, severance, ad valorem, occupation and privilege taxes, net annual proceeds taxes and any other taxes on minerals, mining or the proceeds from mining whether now or later enacted; and (B) all rentals, advance minimum royalties, royalties, option payments, and other considerations that become due and payable in accordance with the Lease; and (ii) performance of all obligations required of the Lessee pursuant to the Lease to maintain title in good standing and otherwise preserve and protect title to the Property.  If Centerra gives prior notice of its intention to terminate this Agreement on or before January 15 of any calendar year, Centerra shall not be required to make any subsequent advance royalty payments under the Lease to maintain the Property that are or become due after January 15 and on or before March 1 of that calendar year nor to meet the Work Obligation (as defined in the Lease, also called Work Commitment) schedule necessary to keep the Lease in good standing as of March 1 of that calendar year.  If such termination is after January 15 and on or before March 1 of any calendar year, Centerra shall be responsible for the advance royalty payment due March 1 and to meet the Work Obligation schedule necessary to keep the Lease in good standing as of March 1 of that calendar year.

(b)  During the term of this Agreement and subject to the terms of Section 5(f), Centerra shall timely pay to the United States of America, and provide promptly evidence thereof to Luna, such rentals and other fees, and use good faith efforts to perform such additional acts and obligations, as are or may be required to maintain each unpatented mining claim and mill site then constituting part of the Property in good standing in compliance with all applicable federal and state law, including, but not limited to the United States Interior and Related Agencies Appropriations Act of 1993, as amended and continued.  For each year Centerra is required pursuant to this Agreement to perform assessment work or such other acts or obligations or make such payments, Centerra shall prepare and file such affidavits, other documents, or evidence thereof as are required by state and federal law to maintain the Property in good standing.  If Centerra gives prior notice of its intention to terminate this Agreement on or before July 1 of any calendar year, Centerra shall not be required to make any such subsequent payments or filings to maintain the Property that are or become due after July 1 of that calendar year.  If Centerra gives notice of its intention to terminate this Agreement after July 1 of any calendar year, Centerra shall make the claim maintenance fee payments to the United States of America or perform the assessment work needed, and file the appropriate documents, that are or become due after July 1 of that calendar year to maintain the Property in good standing.

(c)  If the Mining Law of 1872 should be amended or repealed during the term of this Agreement, Centerra, unless it sooner terminates this Agreement shall use its best efforts to protect the rights or interests of the parties in any unpatented mining claim or mill site then constituting part of the Property and to acquire from the United States of America by exchange or otherwise and maintain in effect rights to explore, develop and mine and otherwise use the ground covered by each such claim and site under such other forms of mineral tenure as may exist under any federal law hereafter enacted.  Any such rights, interests, and other forms of mineral tenure obtained with respect to the ground covered by any such claim or site shall be part of the Property for all purposes of this Agreement.

(d)  Certain other Centerra rights are:

(i)  During the term of this Agreement and subject to compliance with the terms and conditions of the Lease, Centerra may (1) locate, amend or relocate unpatented mining claims or mill sites then constituting the Property, (2) locate any fractions resulting from such amendments or relocations, (3) abandon any unpatented mining claims for the purpose of locating mining claims.  All rights so acquired by Centerra shall be part of the Property for all purposes of this Agreement.

(ii)  During the term of this Agreement, Centerra shall have the right but not the obligation to exercise the option to purchase that portion of the Property covered by the Lease on the terms contained in the Lease.  In the event of such exercise prior to the vesting of Centerra’s interest, (A) Centerra shall pay the purchase price including payment of the aggregate advance minimum royalty and satisfy the minimum Work Obligation; the amounts expended as the Work Obligation shall count as Expenditures as defined in Section 6 for all purposes under this Agreement and the amounts paid as advance minimum royalty shall not count as Expenditures; and (B) ownership of the purchased Property shall be registered in the name of Luna alone until such time as Centerra has completed its Initial Contribution, after which Luna shall assign and transfer to Centerra an undivided Sixty Percent (60%) interest in and to the Property as described in Section 7(b).

(iii)  At Centerra’s request during the term of this Agreement, Luna shall apply for, or request that the Owner pursuant to the Lease apply for, mining or millsite patents or mining leases or other forms of mineral tenure for some or all of the unpatented mining claims, to the extent permitted by law.

(e)  Luna agrees to cooperate with Centerra and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as is useful or necessary to permit Centerra to comply with the provisions of this Section 5.

(f)  Centerra may terminate, surrender, abandon or otherwise allow to expire any right or interest then constituting part of the Property, including but not limited to a return of some but not all of the claims to the Owner (a “Partial Termination” pursuant to the Lease), without advance notice to Luna, subject to obligations contained in the Lease to perform assessment work, or make payments and perform other acts and obligations required to preserve, protect and maintain such rights and interests in good standing during certain periods following such Partial Termination, and shall provide notice to Luna of such Partial Termination.  A Partial Termination shall not affect the amounts of Expenditures required to continue this Agreement or the Secondary Option in effect as described in Sections 6 and 8, respectively.  Centerra shall not terminate the Lease in its entirety.  Centerra shall not be required by any provision of this Agreement to exercise the purchase option in the Lease.

6.    Centerra’s Right To Earn Interest; Expenditures

(a)  Centerra may earn an undivided Sixty Percent (60%) interest in the Property by making Expenditures and payments while this Agreement remains in effect of not less than One Million Nine Hundred Thousand Dollars ($1,900,000) (“Initial Contribution”) on the terms and conditions in this Section 6.

(b)  The term “Expenditures” shall mean costs incurred by Centerra in mineral exploration and development on or for the direct benefit of the Property, including without limitation (i) searching title and curing title defects; (ii) acquisition of easements and rights-of-way necessary or convenient for access to the Property; (iii) assessment work; (iv) payments of fees and rentals required by applicable federal and state law; (v) permits and other governmental authorizations for operations on the Property; and (vi) an amount for administrative overhead not to exceed Ten Percent (10%) of the total of Centerra’s Expenditures exclusive of advance royalty payments to Owner pursuant to the Lease.

(c)  Centerra has paid to Luna the sum of Twelve Thousand Five Hundred Dollars ($12,500) pursuant to the Letter of Intent dated September 12, 2005, which amount is considered as a reimbursement of claim maintenance fees paid to the United States of America by Luna in August 2005 for the assessment year beginning September 1, 2005, and shall constitute Expenditures for purposes of this Section 6.

(d)  Expenditures shall specifically not include advance minimum royalty payments to Owner pursuant to the Lease; however, pursuant to Section 5(a) Centerra shall make such payments to Owner.

(e)  To continue this Agreement in effect and earn a Sixty Percent (60%) interest in the Property, Centerra shall make the following Expenditures by the following dates in not less than the following amounts.

  Additional

 Cumulative

Date

Expenditures

Expenditures

February 28, 2006

$   100,000

$   100,000

February 28, 2007

$   150,000

$   250,000

February 29, 2008

$   250,000

$   500,000

February 28, 2009

$   400,000

$   900,000

February 28, 2010

$   500,000

$1,400,000

February 28, 2011

$   500,000

$1,900,000

Amounts expended in excess of the minimum amounts for any one period may be credited against amounts required in later periods.  Centerra shall have the right, at its sole discretion, to accelerate the schedule of additional Expenditures.  Centerra shall have the right but not the obligation to pay cash to Luna in lieu of any portion of any Expenditure in order to maintain the Agreement in effect.  Additional and Cumulative Expenditures shall additionally be sufficient to meet the Work Obligation schedule pursuant to the Lease.  If this Agreement is terminated prior to or on February 28, 2006, Centerra is obligated to spend a minimum of $50,000 in Expenditures by February 28, 2006.

(f)  This Agreement shall terminate if Centerra fails to make Expenditures in a timely fashion as provided in this Section 6.  Upon any such termination, all right, title, and interest of Centerra in and to this Agreement and the Property shall automatically be assigned and transferred to Luna and Centerra shall execute, acknowledge, and deliver to Luna in reasonable form acceptable to Luna, instruments confirming such assignment and transfer in recordable form within fifteen days of Centerra’s receipt from Luna of a written demand to do so.

(g)  Centerra shall have the sole and exclusive right to determine the nature and amounts of its work programs and budgets prior to completion of its Initial Contribution, as long as the Expenditures set out in the work programs and budgets are sufficient to meet the Work Obligation under the Lease.

7.    Vesting of Interests; Joint Venture Agreement

(a)  Centerra shall have completed its Initial Contribution, and the right to an undivided Sixty Percent (60%) interest in the Property shall have irrevocably vested in Centerra, when the aggregate Expenditures by Centerra on or with respect to the Property pursuant to Section 6 of this Agreement total One Million Nine Hundred Thousand Dollars ($1,900,000).  Upon such vesting Centerra shall promptly provide written notice thereof to Luna including or accompanied by a statement of Expenditures for the current year and in aggregate.  Luna shall have the right to examine and inspect the books and records of Centerra pertaining to the Expenditures as described in Section 11.  Any adjustment to the Expenditures agreed to by the parties as a result of such inspection will be accommodated by an adjustment to the date of completion of the Initial Contribution.  Centerra shall promptly provide written notice of any adjusted date of completion of the Initial Contribution to Luna, including or accompanied by a revised statement of Expenditures.

(b)  Not later than ninety (90) days following Luna’s receipt of Centerra’s written notice, Luna shall assign and transfer to Centerra an undivided Sixty Percent (60%) interest in and to the Property pursuant to the terms of this Agreement by executing, acknowledging and delivering to Centerra in reasonable form mutually acceptable to both parties, instruments of assignment, transfer and conveyance of such interest to be held pursuant to the terms of the Joint Venture contemplated by this Agreement.

(c)  Centerra and Luna shall become Participants in a Joint Venture on the terms provided below.  Centerra shall have a Sixty Percent (60%) Participating Interest in the Joint Venture and Luna shall have a Forty Percent (40%) Participating Interest in the Joint Venture as defined in the  Model Form of Mining Venture Agreement, Form 5A, of the Rocky Mountain Mineral Law Foundation, Boulder, Colorado, incorporated in this Agreement by reference as if attached (“Model Form”) together with such modifications and additions as may reasonably be required to reflect the terms and conditions of this Agreement, including but not limited to those provided in this Section 7.  The parties may elect to form a limited liability company, instead of a Joint Venture, based on Form 5A-LLC of the Rocky Mountain Mineral Law Foundation, incorporated in this Agreement by reference as if attached.

(d)  Centerra and Luna agree to use good faith efforts to prepare and execute no later than 90 days following Luna’s receipt of written notice of Centerra’s completion of its Initial Contribution, a Joint Venture Agreement between Centerra and Luna on the terms contained in the Model Form modified to contain the specific terms listed below.  If Centerra elects to exercise the Secondary Option defined in Section 8, the parties may elect to delay completion of a Joint Venture Agreement until after completion or termination of the Secondary Contribution period.  Notwithstanding the failure of Centerra and Luna to prepare and execute the Joint Venture Agreement in a timely manner, the Joint Venture shall continue in effect and the provisions of this Agreement shall constitute the Joint Venture Agreement until the formal Joint Venture Agreement contemplated by this paragraph is executed.  The representations of Centerra and Luna in this Agreement shall survive creation of the Joint Venture and execution of the Joint Venture Agreement.  All capitalized terms used in this Agreement not otherwise expressly defined in this Agreement shall have for all purposes of this Agreement the meanings ascribed to them by the Model Form.

(i)  Centerra shall be the initial Operator of the Joint Venture.  The Operator shall be entitled to the administrative charges contemplated by Section 2.13 of Exhibit B to the Model Form in reasonable percentages to be negotiated in good faith between the parties and which do not result in an excessive profit for the Operator.

(ii)  The Property will be owned by the Participants as tenants-in-common of undivided interests in proportion to their then Participating Interests; and all exploration, development and operations will be funded by the Participants in proportion to their then Participating Interests.

(iii)

 All decisions with respect to the management of the Joint Venture, including appointment of the Operator and approval of work programs and budgets, shall be made by the Management Committee by majority vote; each Participant shall have the number of votes corresponding to its then Participating Interest multiplied by one hundred.

(iv)  The Participants shall elect to exclude the Joint Venture and its operations from Subchapter K of the Internal Revenue Code.

(v)  All employees engaged in operations shall be employees of the Operator and not of the other Participant or of the Joint Venture.  However, the Operator shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(vi)  Upon the Commencement of Commercial Production, the Participants shall commence contributing to the Operator in proportion to their Participating Interests a share of production attributable to their respective Participating Interests or cash (or letters of credit or other forms of security readily convertible to cash in form approved by the other Participant) to provide for the reclamation and long-term care and monitoring of the Property and any facilities used in connection with such production.  Such contributions shall be made to the Operator as a condition of each Participant’s taking its share of product in kind such that no unit of production shall be taken until the taking Participant first deposits with the Operator for each such unit that amount, from time to time reasonably estimated by the Operator, as will provide over the remaining lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring.

(vii)  Promptly after the earlier of termination of the Joint Venture or termination, surrender, abandonment or expiration of any right or interest in the Property, however occurring, the Operator shall commence and diligently pursue to completion by best efforts any reclamation of the Property or part thereof required to remedy or mitigate the effects of the Joint Venture’s activities on the Property after the Effective Date, in each case to the extent required by applicable law or permits and by careful and prudent exploration and mining practices.

(viii)  For purposes of changes in Participating Interests under Article IX of the Model Form, Centerra’s Initial Contribution shall be deemed to be One Million Nine Hundred Thousand Dollars ($1,900,000) and Luna’s Initial Contribution shall be deemed to be One Million Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($1,266,667), except as provided for in Section 8(e).  If the Participating Interest of Centerra or Luna is adjusted under Article IX of the Model Form to less than Ten Percent (10%), (A) the adjusted Participating Interest shall be converted into a royalty interest of Five Percent (5%) of Net Proceeds as more particularly described in Exhibit E to the Model Form (“Net Proceeds”), (B) the Participant whose interest is being so adjusted shall assign to the other its entire interest in the Joint Venture and Joint Venture Assets subject only to the Net Proceeds royalty and (C) the Joint Venture shall terminate.

(ix)  After formation of the Joint Venture and subject to the terms of Sections 8(b) and 8(e), deemed expenditures shall be adjusted according to actual expenditures including any advance minimum royalty payments pursuant to the Lease.

(x)  If either Participant elects at the time of approval not to contribute to an approved work program and budget, its Participating Interest shall be adjusted (diluted) according to Article VI of the Model Form, and the contributing Participant shall be Operator.  Any Participant which elects at the time of approval to contribute to an approved work program and budget is obligated to contribute its share of funding during the course of said work program; if that Participant fails to make its contributions in timely fashion (defaults), its Participating Interest shall be adjusted according to Articles 9.5 and 10.5 of the Model Form, and the contributing Participant shall be Operator.  A default relating to an approved exploration work program and budget shall have a reduction penalty to seventy-five percent (75%) of its otherwise-diluted interest; a default relating to an approved Pre-feasibility or Feasibility Study shall have a reduction penalty to fifty percent (50%) of its otherwise diluted interest; both according the terms of Sections 10.5(b)(i)(A) and (B) of the Model Form.  The vote of a non-contributing Participant may not count for approval or disapproval of a work program and budget.

(e)  Without the prior written consent of Luna, Centerra shall not begin mining operations on the Property or sell mineral products derived from the Property before execution of the Joint Venture Agreement.  Any such mining or sale shall be a material default by Centerra.

8.    Centerra’s Secondary Option; Expenditures

(a)  For a period of ninety (90) days after completion of its Initial Contribution, Centerra will have a one-time option (the “Secondary Option”) to elect to earn an additional undivided Fifteen Percent (15%) interest in the Property and in the Joint Venture.  Centerra may exercise the Secondary Option by providing written notice to Luna within the ninety-day period.

(b)  If Centerra exercises the Secondary Option, it may earn the additional undivided Fifteen Percent (15%) interest in the Property and in the Joint Venture by solely funding the Joint Venture by making Expenditures, as defined in Section 6, of not less than Three Million One Hundred Thousand Dollars ($3,100,000) (“Secondary Contribution”) on the terms and conditions in this Section 8.

(c)  To maintain the Secondary Contribution period in effect and earn an additional Fifteen Percent (15%) interest, Centerra shall make the following Expenditures by the following dates in not less than the following amounts.

From Date of Completion

 Additional

Cumulative Secondary

   of Initial Contribution

Expenditures

       Expenditures       .

First Anniversary

$   750,000

$   750,000

Second Anniversary

$   750,000

$1,500,000

Third Anniversary

$   750,000

$2,250,000

Fourth Anniversary

$   850,000

$3,100,000

Amounts expended in excess of the minimum amounts for any one period may be credited against amounts required in later periods.  Centerra shall have the right, at its sole discretion, to accelerate the schedule of additional Expenditures.  Centerra shall have the right but not the obligation to pay cash to Luna in lieu of any portion of any Expenditure in order to maintain the Secondary Contribution period in effect.  Additional and Cumulative Secondary Expenditures shall additionally be sufficient to meet the Work Obligation schedule pursuant to the Lease.

(d)  Centerra shall have completed its Secondary Contribution, and the right to an undivided additional Fifteen Percent (15%) interest in the Property and in the Joint Venture, for a total undivided interest of Seventy-Five Percent (75%), shall have irrevocably vested in Centerra, when the Cumulative Secondary Expenditures by Centerra on or with respect to the Property pursuant to Section 8 of this Agreement total Three Million One Hundred Thousand Dollars ($3,100,000).  Upon such vesting Centerra shall promptly provide written notice thereof to Luna including or accompanied by a statement of Expenditures for the current year and for the Secondary Contribution period in aggregate.  Luna shall have the right to examine and inspect the books and records of Centerra pertaining to the Expenditures as described in Section 11.  Any adjustment to the Expenditures agreed to by the parties as a result of such inspection will be accommodated by an adjustment to the date of completion of the Secondary Contribution.  Centerra shall promptly provide written notice of any adjusted date of completion of the Secondary Contribution to Luna, including or accompanied by a revised statement of Expenditures.

(e)  Not later than ninety (90) days following Luna’s receipt of Centerra’s written notice, Luna shall assign and transfer to Centerra an additional undivided Fifteen Percent (15%) interest in and to the Property and the Joint Venture pursuant to the terms of this Agreement by executing, acknowledging and delivering to Centerra in reasonable form mutually acceptable to both parties, instruments of assignment, transfer and conveyance of such interest to be held pursuant to the terms of the Joint Venture Agreement.

(f)  For purposes of changes in Participating Interests under Article VI of the Model Form as described in Section 7(d)(viii) of this Agreement, Centerra’s Initial and Secondary Contributions shall be deemed to total Five Million Dollars ($5,000,000) and Luna’s Initial Contribution shall be deemed to be One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($1,666,667).

(g)  The Secondary Contribution period shall terminate if Centerra fails to make Expenditures in a timely fashion as provided in this Section 8.  Notice of termination of the Secondary Contribution period may by made by either (i) notification in writing by Centerra to Luna of Centerra’s failure to make Expenditures in a timely fashion, or (ii) notification in writing by Luna to Centerra based on accounting statements from Centerra or other documentation evidencing such failure.  Upon any such termination of the Secondary Contribution period, Centerra’s interest in the Property and in the Joint Venture shall be Sixty Percent (60%).  For purposes of changes in Participating Interests under Article VI of the Model Form, upon any such termination of the Secondary Contribution period, Centerra’s Initial Contribution shall be deemed to be One Million Nine Hundred Thousand ($1,900,000) and Luna’s Initial Contribution shall be deemed to be One Million Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($1,266,667); that is, the Initial Contribution will not be adjusted for Centerra’s Expenditures made during the terminated Secondary Contribution period.

(h)  Centerra shall be the Operator of the Joint Venture during the Secondary Contribution period.  Centerra shall have the sole and exclusive right to determine the nature and amounts of its work programs and budgets during the Secondary Contribution period, as long as the Expenditures set out in the work programs and budgets are sufficient to meet the Work Obligation under the Lease.

9.    Area of Interest

(a)  Centerra may, at its discretion, acquire by location (staking) additional mining claims within the outermost boundaries of the Area of Interest as defined in the Lease as it exists on the Effective Date (“Area of Interest” for the purpose of this Agreement) at any time while this Agreement is in effect, and such additional mining claims, with the exception of the Centerra RRC Property defined in Section 9(d), shall be deemed part of the Property for all purposes of this Agreement and are also subject to terms of the Lease.  The acquisition costs for such additional mining claims shall be considered an Expenditure pursuant to Section 6 above.

(b)  If either party wishes to acquire any right or interest in property other than by location (staking) by Centerra, including any royalty interest in property, located in whole or in part within the outermost boundaries of the Area of Interest at any time while this Agreement is in effect, with the exception of the Centerra RRC Property defined in Section 9(d), the acquiring party shall promptly notify the other party of the proposed acquisition.  By mutual consent, such right or interest may be acquired by Centerra and shall be deemed part of the Property for all purposes of this Agreement.  The acquisition costs for such additional right or interest shall be considered an Expenditure pursuant to Section 6 above, but shall not be considered part of the Work Obligation pursuant to the Lease.

(c)  If either party, or any Affiliate of either party, acquires any right or interest in property, including any royalty interest in property, located in whole or in part within the outermost boundaries of the Area of Interest at any time while this Agreement is in effect, with the exception of the Centerra RRC Property defined in Section 9(d), other than by the means described in Sections 9(a) and 9(b), the acquiring party shall promptly notify, or cause such Affiliate to notify, the other party of the acquisition and such right or interest shall be deemed part of the Property for all purposes of this Agreement, without any payment or reimbursement by the non-acquiring party to the acquiring party unless mutually agreed to by the parties.

(d)  Two groups of RRC claims within the Area of Interest owned by Centerra, which pre-date the Effective Date of this Agreement and are listed as Excluded Claims as defined in the Lease and shown in Exhibit C of the Lease, are specifically excluded from the terms of this Section 9 and this Agreement.  For the purpose of this Agreement, such RRC claims and any additional property rights within the outer boundaries of the two RRC claim groups which may be acquired by Centerra at any time, are termed the “Centerra RRC Property”.  Centerra shall continue to own and operate the Centerra RRC Property separate from the Property subject to this Agreement.  The Centerra RRC Property does not include third-party property within the Area of Interest; such third-party property, even though considered Excluded Claims for the Lease, is subject to this Section 9.

(e)  If this Agreement is terminated by Centerra or by Luna as the result of Centerra’s default or failure to perform a condition to continuation of this Agreement in effect, Centerra shall not directly or indirectly acquire any right or interest in property located in whole or in part within the Area of Interest for one year after termination, with the exception of the Centerra RRC Property.  If during such year Centerra or any Affiliate of Centerra shall nevertheless acquire any right or interest within the Area of Interest, with the exception of the Centerra RRC Property, Centerra shall promptly notify, or shall cause such Affiliate to notify, Luna and shall give or cause Affiliate to give Luna a copy of all pertinent documents.  Luna shall have the right to acquire such right or interest from Centerra or such Affiliate without any payment or reimbursement by Luna to Centerra or such Affiliate, unless mutually agreed to by the parties, by giving Centerra or such Affiliate written notice of exercise within thirty days after receipt of such notice and documents.  If Luna exercises such right, Centerra shall promptly transfer, or cause such Affiliate to transfer, such right or interest to Luna.

10.  Termination; Default

(a) Centerra may terminate this Agreement at any time without an obligation to incur further expenditures, except for those obligations which survive termination as described in Section 10(c), by giving Luna notice in writing and by assigning and transferring to Luna Centerra’s entire, right, title and interest in and to this Agreement and the Property.

(b)  Default by Centerra in the performance of any duty or obligation hereunder shall be grounds for termination of this Agreement by Luna.  If Centerra commits a default, Luna may terminate this Agreement thirty (30) days after giving Centerra notice of default unless within such thirty-day period Centerra (i) gives Luna an unequivocal written undertaking to cure the default; (ii) pays any amount then due with interest; and (iii) begins and thereafter diligently pursues to completion best efforts to cure the default.  Upon termination by Luna for default, Centerra shall assign and transfer to Luna Centerra’s entire right, title and interest in and to the Property.

(c)  No termination contemplated by this Section shall relieve Centerra from any obligation that survives termination of this Agreement, including those described in Sections 5(a) and 5(b) regarding payment of advance royalties and annual rental fees and performance of assessment work and Work Obligation, Section 9(e) relative to acquisition of land after termination, Section 10(d) regarding payment of taxes, Section 11(c) regarding providing a report and copies of Data, Section 12 regarding removal of equipment, Section 7(d)(vii) and Section 13 relative to reclamation, Section 18 regarding confidentiality, and to satisfy any other accrued obligation or liability imposed by this Agreement or by law; nor shall such termination operate as an election of remedies by Luna.

(d)  Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year, except that Luna shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Centerra fails to remove them within the period specified in Section 12 and they become Luna’s property.

11.  Data, Accounts and Reports

(a)  Upon execution of this Agreement Luna shall make its Data available to Centerra for copying and general use at Centerra’s cost.

(b)  Centerra agrees to keep accurate books of account reflecting Expenditures on the Property, and Luna shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Centerra pertaining to the Expenditures.  Luna shall contact Centerra in advance of any inspection to arrange a mutually convenient time.  All inspections shall be conducted at Centerra’s place of business or, if the accounts are maintained elsewhere, at such other location.  Luna may not inspect Centerra’s accounts more than four times per year.

(c)  On or before April 1 of each year following the Effective Date and within sixty (60) days after termination of this Agreement, Centerra shall deliver to Luna a report in reasonable detail about Centerra’s activities on and in connection with the Property and about other matters reasonably requested by Luna.  The annual report may discuss activities and results either on the basis of the preceding calendar year or the preceding Lease year (March 1 to February 28).  Within thirty (30) days after the end of a calendar quarter, Centerra shall deliver to Luna a summary report outlining Centerra’s activities on and in connection with the Property during the quarter or since the previous report.  Centerra makes no representation or warranty as to the reliability, accuracy or completeness of its reports and discussions and interpretations contained therein except that they were prepared in good faith and in accordance with sound mining industry practices.  Each annual report shall include or be accompanied by a statement of Expenditures made by Centerra during the immediately preceding Expenditures period together with a copy of Centerra’s budget for the next year for activities in connection with the Property, unless earlier provided to Luna by Centerra.  All such annual Expenditures statements shall be deemed true and correct three months after presentation, unless within that period Luna conducts an inspection of the books as described in Section 11(b) and delivers notice to Centerra specifying with particularity the ground for each exception.  Within sixty (60) days after termination of this Agreement, and on or before April 1 of each year if so requested by Luna, Centerra shall provide copies of all Data to Luna.

(d)  Expenditures statements accompanying Centerra’s written notification to Luna of Centerra’s completion of the Initial Contribution, as described in Section 7(a) and of Centerra’s completion of the Secondary Contribution, as described in Section 8(d), shall be deemed true and correct sixty (60) days after presentation, unless within that period Luna conducts an inspection of the books as described in Section 11(b) and delivers notice to Centerra specifying with particularity the ground for each exception.  Such inspection right shall only apply to the then-current year’s Expenditures; inspection rights to Expenditures in prior years are described in Section 11(c).

(e)  Neither party shall have any liability for any use of or reliance on any Data provided by the other party under this Section if it was prepared and delivered to the other in good faith.

(f)  For the purposes of this Section, the term “Data” shall mean all factual hydrological, geological, geophysical and engineering data and maps, logs of drill holes, cuttings, cores, assay,  permitting and other similar or related data concerning the Property in the possession of Luna or Centerra, as the case may be.

12.  Removal of Equipment, Improvements

Any tools, equipment, machinery, facilities, or improvements of Centerra not removed from the Property within six months after termination of this Agreement shall, at Luna’s election, become the sole property of Luna, but Centerra shall remove all such tools, equipment, machinery, facilities, or improvements when and as requested by Luna.

13.  Reclamation

(a)  Promptly after the earlier of termination of this Agreement or termination, surrender, abandonment or expiration of any right or interest of Centerra in the Property, however occurring, Centerra shall commence and diligently pursue to completion by best efforts any reclamation of the Property or part thereof reasonably necessary to remedy or mitigate the effects of Centerra’s activities on the Property after the Effective Date to the standards imposed by (i) applicable law or permits, and (ii) careful and prudent exploration and mining practices.  In the event Centerra is required to post a reclamation bond, the bond shall revert to Centerra upon satisfactory completion of the reclamation program.

(b)  Upon completion of Centerra’s Initial Contribution, reclamation of Centerra’s activities on the Property shall become the responsibility of the Joint Venture contemplated by this Agreement to include posting of any necessary bond, which responsibility shall survive termination of the Joint Venture.

14.  Arbitration

(a)  Any disagreement or dispute arising out of or relating to the Agreement, its existence, interpretation, performance or enforcement, including but not limited to the existence of a default, not resolved by the parties within sixty (60) days after the date on which one party notifies the other party of any such disagreement or dispute shall be settled by arbitration in accordance with this Section 14.

(b)  Matters subject to arbitration shall be settled by arbitration before a panel of three arbitrators in Reno, Nevada, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of arbitration.  In the event of a conflict between those commercial arbitration rules and this Section 14, this Section 14 shall control.  The judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction under the provisions of the Nevada Revised Statutes pertaining to arbitration and awards as they may be amended from time to time.

(c)  To demand arbitration any party (the “Demanding Party”) shall give written notice to the other party (the “Responding Party”).  Such notice shall specify the nature of the issues in dispute, the amount involved, and the remedy requested.  Within twenty (20) days of the receipt of the notice, the Responding Party shall answer the demand in writing, specifying the issues that the Responding Party disputes.  The parties shall thereupon each select one arbitrator, who shall be qualified by skill and experience in the subject matter under dispute.  Within fifteen (15) days thereafter, the two appointed arbitrators shall jointly select a third arbitrator similarly qualified.

(d)  Within twenty (20) days after the third arbitrator has been selected or appointed, each party to the dispute shall submit to the arbitrators a written statement of its position as to the matter being arbitrated, including its position on the necessity for discovery or a formal hearing.  The arbitrators shall, within fifteen (15) days after submission of statements, establish a schedule for the arbitration proceedings and issue orders relating to the conduct of such proceedings, governing, among other matters, the extent and nature of any discovery to be allowed and the necessity of a formal hearing.  If a hearing is held, the arbitrators shall issue a decision as to the resolution of the dispute within fifteen (15) days after the hearing.  A majority ruling by the arbitrators shall be binding on the parties.  All costs, expenses and fees, plus reasonable attorney’s fees, shall be recoverable by or paid to the substantially prevailing party in any dispute resolved by arbitration.  No discovery shall be available to the parties except as the arbitrators may decide is clearly necessary in the interest of justice.

15.  Assignment

(a)  Either party may transfer all or part of its rights and interests in this Agreement and the Property to a wholly-owned subsidiary or Affiliate, without the consent of the other party, if such subsidiary or Affiliate first agrees in writing for the benefit of the non-transferring party to be jointly and severally obligated with the non-transferring party to perform its obligations under this Agreement.  No such transfer shall relieve the transferring party of any obligations then due or accrued under this Agreement.

(b)  After first having complied with the terms of Section 16, either party may transfer all or part of its rights and interests in this Agreement and the Property to any experienced and financially responsible party who first agrees in writing for the benefit of the non-transferring party to be jointly and severally obligated with the non-transferring party to perform its obligations under this Agreement.  No such transfer shall relieve the transferring party of any obligations then due or accrued under this Agreement.

(c)  Either party may transfer or pledge all or part if its interest in the Agreement and the Property for purposes of securing a loan, line of credit or other financial arrangement used to finance development of the Property for mining, without the consent of the other party, but any such security shall be and remain subordinate to all of the rights of the other party under this Agreement.

16.  Rights of First Refusal

(a)  No party shall sell, lease, assign or otherwise transfer any right or interest in the Property or this Agreement, or grant any right or option to acquire such right or interest (“Interest”), except by a written agreement in which the consideration to be received by the transferring party for the Interest is clearly stated.  If either party intends to enter into any such agreement at any time while this Agreement is in effect, the non-transferring party shall have the exclusive right of first refusal to acquire the Interest on the terms of the proposed agreement (“Proposal”).

(b)  The transferring party shall promptly give the other a copy of the Proposal, including a copy of all pertinent documents.  The non-transferring party may exercise its right of first refusal by giving the other notice of acceptance of the Proposal within sixty (60) days after its receipt of the Proposal.

(c)  If all or part of the consideration for the Proposal should be other than cash, the non-transferring party shall be entitled to acquire the Interest on payment of the cash equivalent of the non-cash consideration plus the cash component of the Proposal.  Promptly after the non-transferring party’s receipt of the Proposal, either party may demand determination of the value of the non-cash consideration by arbitration and the non-transferring party’s time for acceptance of the Proposal shall be extended until ten days after the value of such consideration is so determined.

(d)  If the non-transferring party fails to so accept the Proposal, the transferring party shall have the right to consummate the transaction with the party or parties (but not any other party or parties) and on the same terms and for the same consideration contained in the Proposal at any time within one hundred twenty (120) days after expiration of the period for acceptance of the Proposal by the non-transferring party.

(e)  If the non-transferring party fails to exercise its right of first refusal, its right nevertheless shall continue as to (i) any Proposal not consummated within one hundred twenty (120) days after expiration of the period for acceptance of the Proposal by it; (ii) any other Proposal; and, (iii) any renewal or extension or modification of a Proposal previously rejected or not accepted by it.

(f)  Neither party shall have a right of first refusal as to any disposition of the entire interest of the other in the Property and this Agreement effected by (i) operation of law in a merger to which it is a party; (ii) sale of all of its mining assets followed promptly by liquidation of such party; or, (iii) a transfer to a wholly-owned subsidiary which becomes a party to this Agreement and agrees in writing to be bound by all its terms as described in Section 15(a).  If such a transfer is made to such a wholly-owned subsidiary, the non-transferring party’s right of first refusal shall extend mutatis mutandis to any sale, transfer or other disposition of all or any part of the stock of the subsidiary and all the shares of stock of the subsidiary shall be legended to put prospective purchasers on notice of the non-transferring party’s right of first refusal.

17.  Finders and Brokers

Each party represents and warrants to the other that is has not dealt with anyone who is or may be entitled to a broker’s commission, finder’s fee or other compensation for introducing the parties or for advising or assisting in connection with this Agreement or the transactions contemplated by it.  Each party shall indemnify and hold the other harmless from any cost or expense, including any cost or expense incurred in connection with preparation of defense of a claim or threatened claim of broker’s commission, finder’s fee or other compensation, and responding to discovery and related proceedings.

18.  Confidentiality; Public Announcements

(a)  All reports and Data concerning this Agreement and the Property provided by one party to the other party shall be held in strictest confidence, and neither party shall disclose such information without the other party’s prior written consent, except as required pursuant to applicable securities laws or stock exchange rules, or to the Owner pursuant to the Lease.  Press releases and public announcements with respect to the Property or this Agreement or the transactions contemplated by it may be made by either party pursuant to applicable securities laws or stock exchange rules, but before doing so that party shall afford the other party a reasonable opportunity to review and comment on them.  The provision of confidentiality shall not apply to information that (i) becomes generally available to the public other than by reason of a violation of the terms of this Agreement by either party, (ii) is generally known through publicly available sources other than by reason of a violation of the terms of this Agreement by either party, or (iii) is rightfully acquired from a third party without a binder of confidentiality.

(b)  Neither party shall issue any release or announcement that includes the name of the other without receiving the other’s written consent, which consent shall not be unreasonably withheld.

(c)  Contemporaneously with any press or other public release with respect to the Property or this Agreement by one party, that party shall by telex, telecopy, or electronic mail send a copy of such release as issued in final form to the other party, addressed to the attention of the Investor Relations Director and the Chief Financial Officer.

(d)  Either party may disclose information of a confidential nature to its consultants, advisors, agents, accountants, attorneys and contractors who are not employees of that party without the other party’s consent, provided that such disclosure is for the purpose of evaluation of the Data or the project and that the consultant, advisor, agent, accountant, attorney or contractor has agreed in writing to be bound by the confidentiality terms in Section 18 of this Agreement.

19.  Notices

All notices and other communications to either party shall be in writing and delivered personally or sent by courier, certified or registered mail with return receipt requested, or facsimile transmission.  Notices sent by mail shall be effective five days after the date of mailing, or upon actual receipt, whichever is the earlier, and notices sent by facsimile transmission shall be effective on the day following the day transmitted if the sender has received electronic confirmation of successful transmission.  Until a change of address is so given, communications and shall be addressed as follows:

                      To Luna

            To Centerra             .

Luna Gold Corp.

Centerra (U.S.) Inc.

Suite 920--475 West Georgia Street

5450 Riggins Court, Suite 6

Vancouver, B.C., Canada V6B 4M9

Reno, Nevada  89511

Attn:  President

Attn:  Exploration Manager

Fax:  (604) 688-0094

Fax:  (775) 829-0457

20.  Memorandum of Agreement

The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Lander County, Nevada, so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

21.  Force Majeure

(a)  If Centerra is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Centerra shall promptly notify Luna in writing.  Centerra shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

(b)  “Force Majeure” is defined as any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or proper equipment; delay in transportation; and acts of God; but excepting any obligation to pay money.

22.  Miscellaneous Provisions

(a)  This Agreement has been negotiated by the parties at arms-length.  Nothing in this Agreement shall be interpreted to create between the parties, expressly or by implication: (i) any relationship of master and servant or principal and agent, or the like; or, (ii) any partnership or joint enterprise or any special relationship imposing a fiduciary duty on either party.

(b)  The implied obligations of good faith and fair dealing shall not be interpreted to prevent any party from claiming or enforcing any right, benefit, remedy, excuse or limitation of liability expressly provided by this Agreement or by applicable law.

(c)  This Agreement, including its Area of Interest provisions, shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

(d)  If either party is required by the terms of this Agreement to assign or transfer to the other party the Property or any interest therein, the assignment or transfer shall be made by deeds, assignments and other customary instruments in recordable form containing the then current description of the Property.  Each assignment or transfer shall be made free and clear of any lien or encumbrance on or interest in the Property arising by, through or under the assigning party and with all obligations and liabilities in connection with the right or interest assigned or transferred then due or accrued fully paid and satisfied.

(e)  Notwithstanding any other provision of this Agreement, any right or option to acquire any interest in real or personal property must be exercised, if at all, so as to vest such interest in the acquiror within twenty (20) years after the death of the last surviving child or grandchild now living of Robert F. Kennedy.

(f)  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

(g)  The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that the other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be constructed as an amendment to this Agreement or waiver of any later breach.

(h)  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

(i)  Time is of the essence of this Agreement and each and every part thereof.

(j)  The term “Affiliate” means any natural person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

(k)  The term “law” or “laws” includes any federal, state and local law, rule, regulation, ordinance, permit or order.

(l)  All references to dollars ($) in this Agreement are in United States currency.

(m)  This Agreement contains the entire agreement of the parties related to its subjects.  There are no other conditions, agreements, representations, warranties or understandings, express or implied.  No amendment or modification of this Agreement or waiver of any if its terms shall be effective unless embodied in writing duly signed by an officer of each party.

(o)  This Agreement may be executed in counterparts, and it shall not be necessary that the signatures of both Luna and Centerra be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.

CENTERRA (U.S.) INC.

LUNA GOLD CORPORATION

By:___________________________

By:___________________________

Gaylord Cleveland

Timothy Searcy

Regional Exploration Manager, Nevada

President

Secretary-Treasurer

CENTERRA (U.S.) INC.

By:______________________________

Name:____________________________

Title:_____________________________

STATE OF NEVADA

)

) ss.

COUNTY OF WASHOE

)

On this _______ day of ________________, 2006, before me, a Notary Public in and for said County and State, personally appeared Gaylord Cleveland, Regional Exploration Manager, Nevada, and Secretary/Treasurer of CENTERRA (U.S.) INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE, and acknowledged to me that he executed the same for purposes stated therein.

____________________________

NOTARY PUBLIC

PROVINCE OF BRITISH COLUMBIA

)

) ss.

CITY OF VANCOUVER

)

On this 27th day of February, 2006, before me, a Notary Public in and for said City and Province, personally appeared Timothy Searcy, President of LUNA GOLD CORP., a Canadian corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE, and acknowledged to me that he executed the same for purposes stated therein.

_______________________________

NOTARY PUBLIC

PROVINCE OF ONTARIO)

         ) ss.

CITY OF TORONTO          )

On this 27TH day of February, 2006, before me, a Notary Public in and for said City and Province, personally appeared Jan Atkinson, Vice-President Exploration of CENTERRA (U.S.) INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE, and acknowledged to me that he executed the same for purposes stated therein.

_______________________________

NOTARY PUBLIC

SCHEDULE A

To Exploration Agreement with Option for Joint Venture

Effective September 12, 2005

MINING LEASE WITH OPTION TO PURCHASE

THIS MINING LEASE WITH OPTION TO PURCHASE (the “Agreement”) is made effective this 1st day of March, 2004 (the “Effective Date”) by and between ARTHUR R. LEGER, a married man (“Owner”); and LUNA GOLD CORP., a Wyoming corporation (“Lessee”).

RECITALS

A.

Owner owns and possesses eighty (80) unpatented lode mining claims located prior to the Effective Date (the “Original Claims”) and nineteen (19) unpatented lode mining claims located after the Effective Date of this Agreement (the “New Claims”), all situated in the unknown mining district or Mountain Springs Mining Area, Lander County, Nevada.  The claims are more particularly described on Exhibit A attached hereto.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.

The parties have previously entered into a Letter Agreement dated February 27, 2004 and effective on March 1, 2004.  Lessee has made cash payments and performed its work obligation pursuant to the Letter Agreement, as more particularly described in Sections 1.2(a) and 1.3(a) below.  It is the intention of the parties to replace the Letter Agreement with this Agreement.

C.

The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property, and further granting to Lessee the exclusive right and option to purchase the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1

Term of Lease.  Owner hereby leases the Property to Lessee for a term of fifteen (15) years, commencing on March 1, 2004 and ending on March 1, 2019.  The Effective Date of this Agreement will be March 1, 2004, and all rights and obligations shall be calculated on the basis of that date.

1.2

Advance Minimum Royalty Payments.  In order to maintain this Agreement in good standing, until production is achieved from the Property, Lessee shall make the following advanced minimum royalty payment to Owner:

a.

As the initial consideration for this Agreement, Lessee has paid the filing fees for the LS claims with the Nevada Bureau of Land Management and the Lander County Recorder.  Lessee has also paid Owner the sum of FIVE THOUSAND DOLLARS ($5,000.00) on execution of the Letter Agreement and FIFTEEN THOUSAND DOLLARS ($15,000.00) on March 1, 2005, as required by the Letter Agreement.

b.

Commencing on March 1, 2006, and payable on March 1 of each year thereafter, Lessee shall make the following advance minimum royalty payments to Owner:

Date Due	Advance Minimum Royalty Payment
March 1, 2006	$25,000
March 1, 2007	$35,000
March 1, 2008	$50,000
March 1, 2009	$60,000
March 1, 2010	$60,000
March 1, 2011	$70,000
March 1, 2012	$70,000
March 1, 2013	$80,000
March 1, 2014	$90,000
March 1, 2015	$100,000
March 1, 2016	$100,000
March 1, 2017	$100,000
March 1, 2018	$100,000
March 1, 2019	$440,000

The total of all advance minimum royalty payments made by Lessee to Owner shall be ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00), which shall be one component of the purchase price set forth in Section 1.5 below.

The term “advance minimum royalty” shall mean that Owner will receive no production royalties (Section 1.4 below) until Lessee has recaptured all advance minimum royalty payments previously made to Owner under this Agreement.  Payments made to Owner in any given lease year in which production occurs shall not be less than the advance minimum royalty payable in that year, had no production occurred.  After recapture, Lessee shall pay production royalties in excess of the annual advance minimum royalties paid to Owner.

1.3

Work Obligation.  In addition to the advance minimum royalty payments of Section 1.2 above, Lessee shall be obligated to perform exploration, development, and mining on the Property having a value of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00), as follows:

a.

Pursuant to the Letter Agreement, Lessee has performed work on the Property having a value of THIRTY-ONE THOUSAND SIX HUNDRED FORTY-NINE DOLLARS ($31,649.00) for the period March 1, 2004 through February 28, 2005.

b.

In each subsequent Lease Year (defined as the period March 1 through February 28 or February 29, as the case may be), Lessee must perform work on the Property in the following amounts:

Lease Year	Work Commitment
2005-2006	$28,351, of which $9,691 has been spent as of July 31, 2005
2006-2007	$100,000
2007-2008	$100,000
2008-2009	$250,000
2009-2010	$250,000
2010-2011	$240,000
2011-2012	$50,000
2012-2013	$50,000
2013-2014	$50,000
2014-2015	$50,000
2015-2016	$50,000
2016-2017	$50,000
2017-2018	$50,000
2018-2019	$50,000

Permissible types of work shall include geological, geophysical, and geochemical surveys; drilling; all costs associated with satisfying local, state, and federal permit requirements (but excluding bond amounts); development and mining operations on the Property; and all other activities reasonably directed toward disclosure and development of valuable minerals on the Property.  Lessee may not apply the advance minimum royalty payments of Section 1.2 above or the claim maintenance fees of Section 5.1 below to the annual work obligation.

Within sixty (60) days following the end of each Lease Year, Lessee shall prepare a report to Owner describing the value of work performed during that Lease Year.  Any excess expenditures made during a Lease Year can be applied to any subsequent years’ obligations.

1.4

Production Royalties. Upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a royalty on production equal to three percent (3.0%) of net smelter returns from the Original Claims, and one percent (1.0%) of net smelter returns from the New Claims.  The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee:

a.

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.

Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter.  All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

1.5

Option to Purchase.  Owner grants to Lessee the exclusive right and option to purchase the Property by making cash payments of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00) pursuant to Section 1.2 and performing work on the Property having a value of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00) pursuant to Section 1.3.

All advance minimum royalty payments made to Owner pursuant to Section 1.2 above, and all production royalty payments in excess of the advance minimum royalty payments made to Owner pursuant to Section 1.4 above, shall be applied to the cash component of the purchase price.  Lessee shall have the right to accelerate its cash payments in order to purchase the Property at an earlier time; however, Lessee must also fulfill the work component of the purchase price.

Upon receiving written notice from Lessee that it will purchase the Property and pay the balance of the purchase price, Owner shall execute a Quitclaim Deed conveying the Property to Lessee.  Owner shall deposit the Deed into escrow with a mutually acceptable escrow agent, and Lessee shall deposit the balance of the purchase price with the escrow agent.  Escrow shall close within thirty (30) days of Lessee’s notice to Owner.  Each party shall bear one-half of the escrow costs.

The Quitclaim Deed from Owner to Lessee shall reserve the net smelter return royalties on production defined in Section 1.4 above and Section 1.7 below; that is after purchase of the Property by Lessee, produciton royalties shall continue to be paid to Owner so long as there is produciton of valuable minerals from the Property.  No advance minimum royalty payments will be made after purchase of the Property by Lessee.

1.6

Delivery of Data.  Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in its possession which pertain to the claim title and boundaries, prior workings, production history, and so forth.

1.7

Area of Interest.  The parties hereby establish an Area of Interest which is defined on Exhibit B attached hereto and also shown on the map in Exhibit A.  Any additional claims located by Owner or Lessee within the Area of Interest shall be subject to this Agreement, except that the reserved production royalty shall be one percent (1.0%) of net smelter returns on claims located in the Area of Interest.  Third-party claims within the Area of Interest, specifically including but not limited to the pre-existing RRC claims owned by Centerra (U.S.) Inc. (the “Excluded Claims” shown on Exhibit C and also shown on the map in Exhibit A), in which Lessee, or its successor, may now have or may acquire an interest in the future, are specifically excluded from the terms of this Section 1.7 and this Agreement.

SECTION TWO

Mining Operations

2.1

Right to Explore, Develop and Mine.  Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property.

2.2

Conduct of Work.  Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.3

Liability and Insurance.  During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's activities on the Property.

2.4

Liens.  Lessee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Lessee’s request.  However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5

Installation of Equipment.  Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property.  Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense.  Owner may, at Owner’s discretion, require Lessee to remove all of Lessee's equipment from the Property upon termination.  Any equipment remaining on the Property after six (6) months shall become the property of Owner.

2.6

Acquisition of Permits.  Lessee shall acquire all federal, state and county permits required for its operations.  Lessee shall be responsible for reclamation of only those areas disturbed by Lessee's activities.  In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.

2.7

Commingling of Ore.  Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owner’s ores in accordance with sound mining and metallurgical practices and accounts for Owner’s share of production.

2.8

Drill Logs, Assays, and Maps.  Lessee shall furnish to Owner copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information (the “Data”) upon expiration or termination of this Agreement.  Lessee shall, orally or in writing at intervals no longer than once per year, keep Owner informed as to its overall activities on the Property.

SECTION THREE

Inspection by Owner

3.1

Inspection of Property.  So long as Owner possesses an interest in the Property, Owner, or his authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times and upon reasonable notice for the purpose of inspection, but shall enter upon the Property at his own risk and so as not to hinder unreasonably the operations of Lessee.  Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or his agents or representatives on the Property or the approaches thereto.

3.2

Inspection of Accounts.  So long as Owner possesses an interest in the Property, Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of his choice and at his cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.  Owner shall contact Lessee in advance of any inspection to arrange a mutually convenient time.  All inspections shall be conducted at Lessee’s place of business or, if the accounts are maintained elsewhere, at such other location. Owner may not inspect Lessee’s accounts more often than four times per year.

SECTION FOUR

Taxes

Lessee shall pay all taxes levied or assessed upon the Property and any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year.  However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1

Federal Claim Maintenance Fees.  Lessee shall pay all federal claim maintenance fees required to maintain the Property in good standing.  Lessee shall make all federal payments to the Nevada Bureau of Land Management by August 31 of each year and provide evidence of payment to Owner.  Lessee shall record an Affidavit and Notice of Intent to Hold in Lander County by October 31 of each year, and provide evidence of recording to Owner.  Owner acknowledges that Lessee has already paid the claim maintenance fees for the 2004-2005 and 2005-2006 assessment years and has recorded the Affidavit and Notice of Intent to Hold in Lander County which was due on November 1, 2005.  If Lessee terminates this Agreement after July 1 of any year, Lessee shall be responsible for all claim maintenance payments, both federal and county, for that assessment year.

5.2

Assessment Work.  If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance of qualified assessment work in each assessment year.  Lessee shall timely record an Affidavit of Annual Assessment Work in Lander County each year and shall timely file an Affidavit of Annual Assessment Work with the Nevada Bureau of Land Management each year, in compliance with legislative or regulatory deadlines, with copies of such filings to be provided to Owner.  In the event of termination after July 1 of any calendar year, Lessee shall be responsible for the performance of assessment work and all necessary filings for that assessment year.

5.3

Relocation, Amendment, and Patent.  At any time during which this Agreement is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

5.4

Mineral Leasing.  In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section One.

SECTION SIX

Termination and Default

6.1

Termination.  Lessee shall have the right to terminate this Agreement at any time by providing written notice of termination to Owner.  If the termination is after July 1 in a given year, Lessee will remain responsible for the claim maintenance and/or assessment work obligations described in Sections 5.1 and 5.2 above.

6.2

Partial Termination.  Lessee shall have the right to terminate this Agreement with respect to some of the mining claims by providing written notice of termination, including those claims acquired according to Section 1.7 above.  The Agreement will remain in effect for the remaining claims, and there will not be a reduction in advance royalty payments, purchase price, or work obligation.  Within thirty (30) days, Lessee will provide Owner with a written document in recordable form evidencing such partial termination and a Quitclaim Deed for any terminated claims held in Lessee’s name.  If the partial termination is after July 1 in a given year, Lessee will remain responsible for the claim maintenance and/or assessment work obligations described in Sections 5.1 and 5.2 above for the terminated claims for that assessment year.

6.3

Default.  If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform.  If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner.  Notice of termination shall be in writing and served in accordance with this Agreement.

6.4

Obligations Following Termination.  In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to furnish Owner with copies of the Data as stated in Section 2.28; and (7) to satisfy any other obligation imposed by this Agreement or by law.

SECTION SEVEN

Notices and Payments

7.1

Notices.  All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.

TO OWNER:

Arthur R. Leger

2338 Sunrise Drive

Reno, Nevada 89509

TO LESSEE:

Luna Gold Corp.

Attn: Tim Searcy, President

475 West Georgia Street, Suite 920

Vancouver, British Columbia, Canada V6B 4M9

7.2

Payments.  All payments shall be in U.S. currency payable to Owner at the address above.

SECTION EIGHT

Assignment

With Owner’s prior written consent, Lessee may assign this Agreement.  Owner’s consent shall not be unreasonably withheld.

SECTION NINE

Warranty of Title

9.1

Warranty.  Owner warrants and represents, to the best of his knowledge and belief at the execution of this Agreement, that he is the owner of the unpatented lode mining claims described in Exhibit A and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; and that Owner has and will continue to have the right to commit the claims to this Agreement.  Owner warrants that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833 to the Effective Date of this Agreement, and Lessee warrants that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833 after the Effective Date of this Agreement.  Owner further warrants (a) that he is not aware of any claim disputes or legal actions affecting the Property, (b) that he is not aware of any environmental hazards or conditions affecting the Property, and (c) Owner has not received any notice of violation from local, state, or federal environmental agencies.

9.2

No Liability for Loss of Claims.   Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1

Suspension of Obligations.  If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing.  Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

10.2

Definition of Force Majeure.  “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or proper equipment; delay in transportation; and acts of God (but excepting any obligation to pay money).

SECTION ELEVEN

Miscellaneous Provisions

11.1

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2

Applicable Law.  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

11.3

Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.4

Recording Memorandum of Agreement.  The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Lander County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.5

Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6

Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

11.7

Confidentiality.  All reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee’s prior written consent.

11.8

No Partnership.  Nothing in this Agreement shall create a partnership between Owner and Lessee.

11.9

Counterparts

This Agreement may be executed in counterparts, and it shall not be necessary that the signatures of both Lessee and Owner be contained on any counterpart.  Each counterpart shall be deemed in original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

______________________________________

ARTHUR R. LEGER

LUNA GOLD CORP., a Wyoming corporation

By: ___________________________________

STATE OF                          )

                                             ) ss.

COUNTY OF __________)

On this _______ day of ________________, 2005, before me, a Notary Public in and for said County and State, personally appeared ARTHUR R. LEGER, personally known (or proved) to me to be the person who executed the above MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that he executed the same for purposes stated therein.

______________________________

NOTARY PUBLIC

STATE OF                          )

                                             ) ss.

COUNTY OF __________)

On this _______ day of ________________, 2005, before me, a Notary Public in and for said County and State, personally appeared _________________, ___________ of LUNA GOLD CORP., a Wyoming corporation, personally known (or proved) to me to be the person who executed the above MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that he executed the same for purposes stated therein.

______________________________

NOTARY PUBLIC

CONSENT OF SPOUSE

The undersigned agrees that her community property interests, if any, in the Property described in the foregoing “Mining Lease with Option to Purchase” between Arthur R. Leger and Luna Gold Corp. will be subject to all of the terms and conditions of the Agreement.

DATED this ________ day of ______________________, 2005.

______________________________________

TRIXIE ___. LEGER

STATE OF NEVADA

)

) ss.

COUNTY OF WASHOE

)

On this ________ day of ______________ in the year 2005, before me, a Notary Public in and for said County and State, personally appeared TRIXIE __. LEGER, personally known (or proved) to me to be the person who executed the above CONSENT OF SPOUSE FOR MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that she executed the same for the purposes stated therein.

_______________________________

NOTARY PUBLIC

EXHIBIT A

TABLE A-1. LIST OF "ORIGINAL CLAIMS"
Lander County, NV; Owner--Arthur R. Leger

Claim Count	Claim Name		Loc. Date (m/d/yr)	BLM Serial No. NMC	Lander County		
					Book	Page	Doc. No.
1	LS #	1	12/11/03	863271	526	498	230790
2	LS #	2	12/11/03	863272	526	499	230791
3	LS #	3	12/11/03	863273	526	500	230792
4	LS #	4	12/11/03	863274	526	501	230793
5	LS #	5	12/11/03	863275	526	502	230794
6	LS #	6	12/11/03	863276	526	503	230795
7	LS #	7	12/11/03	863277	526	504	230796
8	LS #	8	12/11/03	863278	526	505	230797
9	LS #	9	12/11/03	863279	526	506	230798
10	LS #	11	12/11/03	863280	526	507	230799
11	LS #	13	12/11/03	863281	526	508	230800
12	LS #	15	12/11/03	863282	526	509	230801
13	LS #	17	12/11/03	863283	526	510	230802
14	LS #	19	12/11/03	863284	526	511	230803
15	LS #	20	12/11/03	863285	526	512	230804
16	LS #	21	12/11/03	863286	526	513	230805
17	LS #	22	12/11/03	863287	526	514	230806
18	LS #	23	12/11/03	863288	526	515	230807
19	LS #	24	12/11/03	863289	526	516	230808
20	LS #	25	12/11/03	863290	526	517	230809
21	LS #	26	12/11/03	863291	526	518	230810
22	LS #	27	12/11/03	863292	526	519	230811
23	LS #	28	12/11/03	863293	526	520	230812
24	LS #	29	12/11/03	863294	526	521	230813
25	LS #	30	12/11/03	863295	526	522	230814
26	LS #	31	12/11/03	863296	526	523	230815
27	LS #	32	12/11/03	863297	526	524	230816
28	LS #	33	12/11/03	863298	526	525	230817
29	LS #	34	12/11/03	863299	526	526	230818
30	LS #	36	12/11/03	863300	526	527	230819
31	LS #	38	12/11/03	863301	526	528	230820
32	LS #	40	12/11/03	863302	526	529	230821
33	LS #	42	12/11/03	863303	526	530	230822
34	LS #	44	12/11/03	863304	526	531	230823
35	LS #	45	12/11/03	863305	526	532	230824
36	LS #	46	12/11/03	863306	526	533	230825
37	LS #	47	12/11/03	863307	526	534	230826
38	LS #	48	12/11/03	863308	526	535	230827
39	LS #	49	12/11/03	863309	526	536	230828
40	LS #	50	12/11/03	863310	526	537	230829

EXHIBIT A (continued)

TABLE A-1. LIST OF "ORIGINAL CLAIMS" (continued)

Claim Count	Claim Name	Loc. Date (m/d/yr)	BLM Serial No. NMC	Lander County Book	Lander County Page	Lander County Doc. No.
41	LS # 51	12/11/03	863311	526	538	230830
42	LS # 52	12/11/03	863312	526	539	230831
43	LS # 53	12/11/03	863313	526	540	230832
44	LS # 54	12/11/03	863314	526	541	230833
45	LS # 55	12/11/03	863315	526	542	230834
46	LS # 56	12/11/03	863316	526	543	230835
47	LS # 57	12/11/03	863317	526	544	230836
48	LS # 58	12/11/03	863318	526	545	230837
49	LS # 59	12/11/03	863319	526	546	230838
50	LS # 60	12/11/03	863320	526	547	230839
51	LS # 61	12/11/03	863321	526	548	230840
52	LS # 62	12/11/03	863322	526	549	230841
53	LS # 63	12/11/03	863323	526	550	230842
54	LS # 64	12/11/03	863324	526	551	230843
55	LS # 65	12/11/03	863325	526	552	230844
56	LS # 66	12/11/03	863326	526	553	230845
57	LS # 67	12/11/03	863327	526	554	230846
58	LS # 68	12/11/03	863328	526	555	230847
59	LS # 69	12/11/03	863329	526	556	230848
60	LS # 70	12/11/03	863330	526	557	230849
61	LS # 71	12/11/03	863331	526	558	230850
62	LS # 72	12/11/03	863332	526	559	230851
63	LS # 81	12/11/03	863333	526	560	230852
64	LS # 82	12/11/03	863334	526	561	230853
65	LS # 83	12/11/03	863335	526	562	230854
66	LS # 84	12/11/03	863336	526	563	230855
67	LS # 103	12/11/03	863337	526	564	230856
68	LS # 104	12/11/03	863338	526	565	230857
69	LS # 105	12/11/03	863339	526	566	230858
70	LS # 106	12/11/03	863340	526	567	230859
71	LS # 107	12/11/03	863341	526	568	230860
72	LS # 108	12/11/03	863342	526	569	230861
73	LS # 109	12/11/03	863343	526	570	230862
74	LS # 110	12/11/03	863344	526	571	230863
75	LS # 111	12/11/03	863345	526	572	230864
76	LS # 112	12/11/03	863346	526	573	230865
77	LS # 113	12/11/03	863347	526	574	230866
78	LS # 118	12/11/03	863348	526	575	230867
79	LS # 119	12/11/03	863349	526	576	230868
80	LS # 120	12/11/03	863350	526	577	230869
	Map			526	578	230870

T29N
T28N
R43E
R44E
5
4
3
2
7
8
9
10
11
18
17
16
15
14
19
20
21
22
23
AREA OF INTEREST
30
29
28
27
26
R43E
R44E
32
33
34
35
T28N
T27N

Luger Claims

Original Claims LS 1 ... 120

New Claims LS 201 ... 222

T28N R44E
Lender County, Nevada

Mining Lease with Option to Purchase
Exhibit A

Excluded Claims–Centerra (U.S.) Claims

RRC 10 ... 102

AREA OF INTEREST

FEET

Datum: NAD 1927

Redrock_Land_2005 Exhibit_A.dwg

Exhibit B To Mining Lease with Option to Purchase effective March 1, 2004

AREA OF INTEREST

The following 14 sections in T. 28 N., R 44 E, Mount Diablo Baseline and Meridian, Lander County, Nevada, comprise the Area of Interest:

Sections 8,9

Sections 14, 15, 16, 17, 18

Sections 20, 21, 22, 23

Sections 26, 27, 28

LIST OF ALL "LS" CLAIMS
Lander County, NV; Owner--Arthur R. Leger

Claim Count	Claim Name		Loc. Date (m/d/yr)	BLM Rec. Date (m/d/yr)	BLM Serial No. NMC	County Rec. Date (m/d/yr)	Lander County Book	Page	Doc. No.
	"Original" Claims as defined in Mining Lease, Staked Dec. 2003								
1	LS #	1	12/11/03	03/08/04	863271	03/10/04	526	498	230790
2	LS #	2	12/11/03	03/08/04	863272	03/10/04	526	499	230791
3	LS #	3	12/11/03	03/08/04	863273	03/10/04	526	500	230792
4	LS #	4	12/11/03	03/08/04	863274	03/10/04	526	501	230793
5	LS #	5	12/11/03	03/08/04	863275	03/10/04	526	502	230794
6	LS #	6	12/11/03	03/08/04	863276	03/10/04	526	503	230795
7	LS #	7	12/11/03	03/08/04	863277	03/10/04	526	504	230796
8	LS #	8	12/11/03	03/08/04	863278	03/10/04	526	505	230797
9	LS #	9	12/11/03	03/08/04	863279	03/10/04	526	506	230798
10	LS #	11	12/11/03	03/08/04	863280	03/10/04	526	507	230799
11	LS #	13	12/11/03	03/08/04	863281	03/10/04	526	508	230800
12	LS #	15	12/11/03	03/08/04	863282	03/10/04	526	509	230801
13	LS #	17	12/11/03	03/08/04	863283	03/10/04	526	510	230802
14	LS #	19	12/11/03	03/08/04	863284	03/10/04	526	511	230803
15	LS #	20	12/11/03	03/08/04	863285	03/10/04	526	512	230804
16	LS #	21	12/11/03	03/08/04	863286	03/10/04	526	513	230805
17	LS #	22	12/11/03	03/08/04	863287	03/10/04	526	514	230806
18	LS #	23	12/11/03	03/08/04	863288	03/10/04	526	515	230807
19	LS #	24	12/11/03	03/08/04	863289	03/10/04	526	516	230808
20	LS #	25	12/11/03	03/08/04	863290	03/10/04	526	517	230809
21	LS #	26	12/11/03	03/08/04	863291	03/10/04	526	518	230810
22	LS #	27	12/11/03	03/08/04	863292	03/10/04	526	519	230811
23	LS #	28	12/11/03	03/08/04	863293	03/10/04	526	520	230812
24	LS #	29	12/11/03	03/08/04	863294	03/10/04	526	521	230813
25	LS #	30	12/11/03	03/08/04	863295	03/10/04	526	522	230814
26	LS #	31	12/11/03	03/08/04	863296	03/10/04	526	523	230815
27	LS #	32	12/11/03	03/08/04	863297	03/10/04	526	524	230816
28	LS #	33	12/11/03	03/08/04	863298	03/10/04	526	525	230817
29	LS #	34	12/11/03	03/08/04	863299	03/10/04	526	526	230818
30	LS #	36	12/11/03	03/08/04	863300	03/10/04	526	527	230819
31	LS #	38	12/11/03	03/08/04	863301	03/10/04	526	528	230820
32	LS #	40	12/11/03	03/08/04	863302	03/10/04	526	529	230821
33	LS #	42	12/11/03	03/08/04	863303	03/10/04	526	530	230822
34	LS #	44	12/11/03	03/08/04	863304	03/10/04	526	531	230823
35	LS #	45	12/11/03	03/08/04	863305	03/10/04	526	532	230824
36	LS #	46	12/11/03	03/08/04	863306	03/10/04	526	533	230825
37	LS #	47	12/11/03	03/08/04	863307	03/10/04	526	534	230826
38	LS #	48	12/11/03	03/08/04	863308	03/10/04	526	535	230827

Claim Count	Claim Name		Loc. Date (m/d/yr)	BLM Rec. Date (m/d/yr)	BLM Serial No. NMC	County Rec. Date (m/d/yr)	Lander County Book	Lander County Page	Lander County Doc. No.
39	LS #	49	12/11/03	03/08/04	863309	03/10/04	526	536	230828
40	LS #	50	12/11/03	03/08/04	863310	03/10/04	526	537	230829
41	LS #	51	12/11/03	03/08/04	863311	03/10/04	526	538	230830
42	LS #	52	12/11/03	03/08/04	863312	03/10/04	526	539	230831
43	LS #	53	12/11/03	03/08/04	863313	03/10/04	526	540	230832
44	LS #	54	12/11/03	03/08/04	863314	03/10/04	526	541	230833
45	LS #	55	12/11/03	03/08/04	863315	03/10/04	526	542	230834
46	LS #	56	12/11/03	03/08/04	863316	03/10/04	526	543	230835
47	LS #	57	12/11/03	03/08/04	863317	03/10/04	526	544	230836
48	LS #	58	12/11/03	03/08/04	863318	03/10/04	526	545	230837
49	LS #	59	12/11/03	03/08/04	863319	03/10/04	526	546	230838
50	LS #	60	12/11/03	03/08/04	863320	03/10/04	526	547	230839
51	LS #	61	12/11/03	03/08/04	863321	03/10/04	526	548	230840
52	LS #	62	12/11/03	03/08/04	863322	03/10/04	526	549	230841
53	LS #	63	12/11/03	03/08/04	863323	03/10/04	526	550	230842
54	LS #	64	12/11/03	03/08/04	863324	03/10/04	526	551	230843
55	LS #	65	12/11/03	03/08/04	863325	03/10/04	526	552	230844
56	LS #	66	12/11/03	03/08/04	863326	03/10/04	526	553	230845
57	LS #	67	12/11/03	03/08/04	863327	03/10/04	526	554	230846
58	LS #	68	12/11/03	03/08/04	863328	03/10/04	526	555	230847
59	LS #	69	12/11/03	03/08/04	863329	03/10/04	526	556	230848
60	LS #	70	12/11/03	03/08/04	863330	03/10/04	526	557	230849
61	LS #	71	12/11/03	03/08/04	863331	03/10/04	526	558	230850
62	LS #	72	12/11/03	03/08/04	863332	03/10/04	526	559	230851
63	LS #	81	12/11/03	03/08/04	863333	03/10/04	526	560	230852
64	LS #	82	12/11/03	03/08/04	863334	03/10/04	526	561	230853
65	LS #	83	12/11/03	03/08/04	863335	03/10/04	526	562	230854
66	LS #	84	12/11/03	03/08/04	863336	03/10/04	526	563	230855
67	LS #	103	12/11/03	03/08/04	863337	03/10/04	526	564	230856
68	LS #	104	12/11/03	03/08/04	863338	03/10/04	526	565	230857
69	LS #	105	12/11/03	03/08/04	863339	03/10/04	526	566	230858
70	LS #	106	12/11/03	03/08/04	863340	03/10/04	526	567	230859
71	LS #	107	12/11/03	03/08/04	863341	03/10/04	526	568	230860
72	LS #	108	12/11/03	03/08/04	863342	03/10/04	526	569	230861
73	LS #	109	12/11/03	03/08/04	863343	03/10/04	526	570	230862
74	LS #	110	12/11/03	03/08/04	863344	03/10/04	526	571	230863
75	LS #	111	12/11/03	03/08/04	863345	03/10/04	526	572	230864
76	LS #	112	12/11/03	03/08/04	863346	03/10/04	526	573	230865
77	LS #	113	12/11/03	03/08/04	863347	03/10/04	526	574	230866
78	LS #	118	12/11/03	03/08/04	863348	03/10/04	526	575	230867
79	LS #	119	12/11/03	03/08/04	863349	03/10/04	526	576	230868
80	LS #	120	12/11/03	03/08/04	863350	03/10/04	526	577	230869
	Map						526	578	230870

"New" Claims as defined in Mining Lease, Staked Dec. 2004

81	LS #	200	12/18/04	03/10/05	892631	03/11/05	540	158	236815
82	LS #	201	12/18/04	03/10/05	892632	03/11/05	540	159	236816

Claim Count	Claim Name	Loc. Date (m/d/yr)	BLM Rec. Date (m/d/yr)	BLM Serial No. NMC	County Rec. Date (m/d/yr)	Lander County Book	Page	Doc. No.
83	LS # 202	12/18/04	03/10/05	892633	03/11/05	540	160	236817
84	LS # 203	12/18/04	03/10/05	892634	03/11/05	540	161	236818
85	LS # 204	12/18/04	03/10/05	892635	03/11/05	540	162	236819
86	LS # 205	12/18/04	03/10/05	892636	03/11/05	540	163	236820
87	LS # 206	12/18/04	03/10/05	892637	03/11/05	540	164	236821
88	LS # 207	12/18/04	03/10/05	892638	03/11/05	540	165	236822
89	LS # 208	12/18/04	03/10/05	892639	03/11/05	540	166	236823
90	LS # 209	12/18/04	03/10/05	892640	03/11/05	540	167	236824
91	LS # 211	12/18/04	03/10/05	892641	03/11/05	540	168	236825
92	LS # 215	12/18/04	03/10/05	892642	03/11/05	540	169	236826
93	LS # 216	12/18/04	03/10/05	892643	03/11/05	540	170	236827
94	LS # 217	12/18/04	03/10/05	892644	03/11/05	540	171	236828
95	LS # 218	12/18/04	03/10/05	892645	03/11/05	540	172	236829
96	LS # 219	12/18/04	03/10/05	892646	03/11/05	540	173	236830
97	LS # 220	12/18/04	03/10/05	892647	03/11/05	540	174	236831
98	LS # 222	12/18/04	03/10/05	892648	03/11/05	540	175	236832
99	LS # 223	12/18/04	03/10/05	892649	03/11/05	540	176	236833
	Map					540	177	236834
	Additional Claims Staked Sept.-Nov. 2005							
100	LS - 210	09/26/05	12/14/05	915264	12/13/05	550	1	239991
101	LS - 212	09/26/05	12/14/05	915265	12/13/05	550	2	239992
102	LS - 213	09/26/05	12/14/05	915266	12/13/05	550	3	239993
103	LS - 214	09/26/05	12/14/05	915267	12/13/05	550	4	239994
104	LS - 224	09/26/05	12/14/05	915268	12/13/05	550	5	239995
105	LS - 224A	09/26/05	12/14/05	915269	12/13/05	550	6	239996
106	LS - 225	09/26/05	12/14/05	915270	12/13/05	550	7	239997
107	LS - 225A	09/26/05	12/14/05	915271	12/13/05	550	8	239998
108	LS - 226	09/26/05	12/14/05	915272	12/13/05	550	9	239999
109	LS - 227	09/26/05	12/14/05	915273	12/13/05	550	10	240000
110	LS - 228	09/21/05	12/14/05	915274	12/13/05	550	11	240001
111	LS - 229	09/21/05	12/14/05	915275	12/13/05	550	12	240002
112	LS - 230	09/21/05	12/14/05	915276	12/13/05	550	13	240003
113	LS - 231	09/21/05	12/14/05	915277	12/13/05	550	14	240004
114	LS - 251	09/19/05	12/14/05	915278	12/13/05	550	15	240005
115	LS - 252	09/19/05	12/14/05	915279	12/13/05	550	16	240006
116	LS - 253	09/19/05	12/14/05	915280	12/13/05	550	17	240007
117	LS - 254	09/19/05	12/14/05	915281	12/13/05	550	18	240008
118	LS - 255	09/19/05	12/14/05	915282	12/13/05	550	19	240009
119	LS - 256	09/19/05	12/14/05	915283	12/13/05	550	20	240010
120	LS - 257	09/19/05	12/14/05	915284	12/13/05	550	21	240011
121	LS - 258	09/19/05	12/14/05	915285	12/13/05	550	22	240012
122	LS - 259	09/19/05	12/14/05	915286	12/13/05	550	23	240013
123	LS - 260	09/19/05	12/14/05	915287	12/13/05	550	24	240014
124	LS - 261	09/19/05	12/14/05	915288	12/13/05	550	25	240015
125	LS - 262	09/19/05	12/14/05	915289	12/13/05	550	26	240016
126	LS - 263	09/19/05	12/14/05	915290	12/13/05	550	27	240017
127	LS - 264	09/20/05	12/14/05	915291	12/13/05	550	28	240018

Claim Count	Claim Name	Loc. Date (m/d/yr)	BLM Rec. Date (m/d/yr)	BLM Serial No. NMC	County Rec. Date (m/d/yr)	Lander County Book	Page	Doc. No.
128	LS - 265	09/20/05	12/14/05	915292	12/13/05	550	29	240019
129	LS - 266	09/20/05	12/14/05	915293	12/13/05	550	30	240020
130	LS - 267	09/20/05	12/14/05	915294	12/13/05	550	31	240021
131	LS - 268	09/20/05	12/14/05	915295	12/13/05	550	32	240022
132	LS - 269	09/20/05	12/14/05	915296	12/13/05	550	33	240023
133	LS - 270	09/20/05	12/14/05	915297	12/13/05	550	34	240024
134	LS - 271	09/20/05	12/14/05	915298	12/13/05	550	35	240025
135	LS - 272	09/20/05	12/14/05	915299	12/13/05	550	36	240026
136	LS - 273	11/19/05	12/14/05	915300	12/13/05	550	37	240027
137	LS - 274	09/20/05	12/14/05	915301	12/13/05	550	38	240028
138	LS - 275	11/19/05	12/14/05	915302	12/13/05	550	39	240029
139	LS - 276	09/20/05	12/14/05	915303	12/13/05	550	40	240030
140	LS - 277	11/19/05	12/14/05	915304	12/13/05	550	41	240031
141	LS - 278	09/20/05	12/14/05	915305	12/13/05	550	42	240032
142	LS - 279	11/19/05	12/14/05	915306	12/13/05	550	43	240033
143	LS - 280	11/19/05	12/14/05	915307	12/13/05	550	44	240034
144	LS - 281	11/19/05	12/14/05	915308	12/13/05	550	45	240035
145	LS - 282	09/20/05	12/14/05	915309	12/13/05	550	46	240036
146	LS - 283	09/20/05	12/14/05	915310	12/13/05	550	47	240037
147	LS - 284	09/20/05	12/14/05	915311	12/13/05	550	48	240038
148	LS - 285	09/20/05	12/14/05	915312	12/13/05	550	49	240039
149	LS - 286	09/20/05	12/14/05	915313	12/13/05	550	50	240040
150	LS - 287	09/20/05	12/14/05	915314	12/13/05	550	51	240041
151	LS - 288	09/20/05	12/14/05	915315	12/13/05	550	52	240042
152	LS - 289	09/21/05	12/14/05	915316	12/13/05	550	53	240043
153	LS - 290	09/21/05	12/14/05	915317	12/13/05	550	54	240044
154	LS - 291	09/21/05	12/14/05	915318	12/13/05	550	55	240045
155	LS - 292	09/21/05	12/14/05	915319	12/13/05	550	56	240046
156	LS - 293	09/21/05	12/14/05	915320	12/13/05	550	57	240047
157	LS - 294	09/21/05	12/14/05	915321	12/13/05	550	58	240048
158	LS - 297	09/21/05	12/14/05	915322	12/13/05	550	59	240049
159	LS - 298	09/20/05	12/14/05	915323	12/13/05	550	60	240050
160	LS - 299	09/20/05	12/14/05	915324	12/13/05	550	61	240051
161	LS - 299A	09/20/05	12/14/05	915325	12/13/05	550	62	240052
162	LS - 314	09/29/05	12/14/05	915326	12/13/05	550	63	240053
163	LS - 315	09/27/05	12/14/05	915327	12/13/05	550	64	240054
164	LS - 316	09/29/05	12/14/05	915328	12/13/05	550	65	240055
165	LS - 317	09/27/05	12/14/05	915329	12/13/05	550	66	240056
166	LS - 318	09/27/05	12/14/05	915330	12/13/05	550	67	240057
167	LS - 319	09/27/05	12/14/05	915331	12/13/05	550	68	240058
168	LS - 320	09/27/05	12/14/05	915332	12/13/05	550	69	240059
169	LS - 321	09/27/05	12/14/05	915333	12/13/05	550	70	240060
170	LS - 322	09/27/05	12/14/05	915334	12/13/05	550	71	240061
171	LS - 323	09/27/05	12/14/05	915335	12/13/05	550	72	240062
172	LS - 324	09/27/05	12/14/05	915336	12/13/05	550	73	240063
173	LS - 325	09/27/05	12/14/05	915337	12/13/05	550	74	240064
174	LS - 326	09/27/05	12/14/05	915338	12/13/05	550	75	240065

Claim Count	Claim Name	Loc. Date (m/d/yr)	BLM Rec. Date (m/d/yr)	BLM Serial No. NMC	County Rec. Date (m/d/yr)	Lander County Book	Page	Doc. No.
175	LS - 327	09/27/05	12/14/05	915339	12/13/05	550	76	240066
176	LS - 341	11/17/05	12/14/05	915340	12/13/05	550	77	240067
177	LS - 342	11/17/05	12/14/05	915341	12/13/05	550	78	240068
178	LS - 343	11/17/05	12/14/05	915342	12/13/05	550	79	240069
179	LS - 344	11/17/05	12/14/05	915343	12/13/05	550	80	240070
180	LS - 345	11/18/05	12/14/05	915344	12/13/05	550	81	240071
181	LS - 346	11/18/05	12/14/05	915345	12/13/05	550	82	240072
182	LS - 347	11/18/05	12/14/05	915346	12/13/05	550	83	240073
183	LS - 348	11/18/05	12/14/05	915347	12/13/05	550	84	240074
184	LS - 349	11/18/05	12/14/05	915348	12/13/05	550	85	240075
185	LS - 350	11/18/05	12/14/05	915349	12/13/05	550	86	240076
186	LS - 351	11/18/05	12/14/05	915350	12/13/05	550	87	240077
187	LS - 352	11/18/05	12/14/05	915351	12/13/05	550	88	240078
188	LS - 361	11/16/05	12/14/05	915352	12/13/05	550	89	240079
189	LS - 362	11/16/05	12/14/05	915353	12/13/05	550	90	240080
190	LS - 363	11/16/05	12/14/05	915354	12/13/05	550	91	240081
191	LS - 364	11/16/05	12/14/05	915355	12/13/05	550	92	240082
192	LS - 365	11/16/05	12/14/05	915356	12/13/05	550	93	240083
193	LS - 366	11/16/05	12/14/05	915357	12/13/05	550	94	240084
194	LS - 367	11/16/05	12/14/05	915358	12/13/05	550	95	240085
195	LS - 368	11/16/05	12/14/05	915359	12/13/05	550	96	240086
196	LS - 369	11/16/05	12/14/05	915360	12/13/05	550	97	240087
197	LS - 370	11/16/05	12/14/05	915361	12/13/05	550	98	240088
198	LS - 371	11/17/05	12/14/05	915362	12/13/05	550	99	240089
199	LS - 372	11/17/05	12/14/05	915363	12/13/05	550	100	240090
200	LS - 414	09/29/05	12/14/05	915364	12/13/05	550	101	240091
201	LS - 415	09/29/05	12/14/05	915365	12/13/05	550	102	240092
202	LS - 416	09/29/05	12/14/05	915366	12/13/05	550	103	240093
203	LS - 417	09/29/05	12/14/05	915367	12/13/05	550	104	240094
204	LS - 418	09/29/05	12/14/05	915368	12/13/05	550	105	240095
205	LS - 419	09/29/05	12/14/05	915369	12/13/05	550	106	240096
206	LS - 420	09/29/05	12/14/05	915370	12/13/05	550	107	240097
207	LS - 421	09/29/05	12/14/05	915371	12/13/05	550	108	240098
208	LS - 422	09/29/05	12/14/05	915372	12/13/05	550	109	240099
209	LS - 423	09/29/05	12/14/05	915373	12/13/05	550	110	240100
210	LS - 424	09/29/05	12/14/05	915374	12/13/05	550	111	240101
211	LS - 425	09/29/05	12/14/05	915375	12/13/05	550	112	240102
212	LS - 426	09/29/05	12/14/05	915376	12/13/05	550	113	240103
213	LS - 427	09/29/05	12/14/05	915377	12/13/05	550	114	240104
	Map (3 sheets)		12/14/05		12/13/05	550	115-117	240105

LsClmList_2-2006.xls 02/01/06

SCHEDULE C

To Exploration Agreement with Option for Joint Venture

Effective September 12, 2005

2338 Sunrise Drive

Reno, NV 89509

February 14, 2006

Mr. Timothy Searcy	Mr. Gaylord Cleveland
Luna Gold Corporation	Centerra (U.S.) Inc.,
Suite 920 – 475 West Georgia Street	5450 Riggins Court, Suite 6,
Vancouver, B.C., V6B 4M9	Reno, Nevada 89502
Canada	USA

Re:

Consent under Mining Lease with Option to Purchase between ArthurR.

Leger and Luna Gold Corporation, effective March 1, 2004 (the “Mining

Lease”).

Gentlemen:

In accordance with Section Eight of the above-noted Mining Lease, I herewith officially consent to Luna Gold Corporation (“Luna”), the Lessee under the said Mining Lease, entering into and executing an Exploration Agreement with Option for Joing Venture with Centerra (U.S.) Inc., pursuant to which Centerra (U.S.) can and may earn a 60% or larger interest in Luna’s interest in the Mining Lease.

Yours truly,

Arthur R. Leger

Witness:

By: _____________________

Name: __________________